Exhibit 2.6

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, the common shares of Premium Nickel Resources Ltd. (the “Common Shares”) were registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and were quoted on the OTCQX Best Market under the ticker “PNRLF”.

The following is a description of the material terms of our Common Shares and our articles of continuance (the “Articles”) and our by-laws (the “By-Laws”) and is only a summary and does not purport to be complete. For additional information, please see our Articles and By-Laws, which have been filed as exhibits to our annual report on Form 20-F for the year ended December 31, 2022 (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report.

Our Common Shares

We are authorized to issue an unlimited number of Common Shares. As of December 31, 2022, there were 116,534,474 Common Shares issued and outstanding.

Voting

Each Common Share entitles the holder thereof to receive notice of any meetings of our shareholders, to attend and to cast one vote at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors.

Dividends

The holders of Common Shares are entitled to receive, if, as and when declared by our board of directors (the “Board”), dividends in such amounts as shall be determined by the Board in its discretion.

Liquidation

The holders of Common Shares have the right to receive our remaining property and assets after payment of debts and other liabilities on a pro rata basis in the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Restrictions on Transfer

Our Articles do not impose any transfer restrictions on the Common Shares.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions attaching to the Common Shares are contained in our Articles and such rights, privileges, restrictions and conditions may be changed by amending our Articles. In order to amend such Articles, the Business Corporations Act (Ontario) requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make certain amendments to our Articles, a holder of Common Shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the Common Shares so held. The types of amendment that would be subject to dissent rights include without limitation: (a) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; and (b) to add, remove or change any restriction upon the business that we may carry on or upon the powers we may exercise.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada), there are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or Ontario, or in our Articles or By-laws.

Change in Control

There are no provisions in our Articles or By-laws that would have the effect of delaying, deferring or preventing a change in control of us, and that would operate only with respect to a merger, acquisition or corporate restructuring involving us or any of our subsidiaries.

Ownership Threshold

Neither our By-laws nor our Articles contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our management information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than ten (10) percent of our issued and outstanding Common Shares.

Our Preferred Shares

We are authorized to issue 20,000,000 preferred shares, issuable in series, of which 4,000,000 are authorized to be designated as Series 1 Convertible Preferred Shares. As of December 31, 2022, there were 118,186 Series 1 Convertible Preferred Shares issued and outstanding. Our preferred shares are not registered under Section 12 of the Exchange Act.

Dividends

Preferred shares of each series, if and when issued, will, with respect to the payment of dividends, rank on a parity with the preferred shares of every other series and in priority over the Common Shares and any other of our shares ranking junior to the preferred shares with respect to payment of dividends.

Liquidation

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our members for the purpose of winding up our affairs or on the occurrence of any event that would result in the holders of all series of preferred shares being entitled to return of capital, the preferred shares rank on a parity with the preferred shares of every other series and in priority over the Common Shares and over any of our other shares ranking junior to the preferred shares.

General Description of Rights

Subject to the provisions of the Business Corporations Act (Ontario), our Articles, and to the provisions in that regard attaching to the outstanding Series 1 Convertible Preferred Shares, our Board may, by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the preferred shares including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payments thereof, the redemption and/or purchase prices, and terms and conditions of any redemption and/or purchase rights, any voting rights, any conversion rights and any sinking fund or such other provisions. Except as otherwise specifically provided in the Business Corporations Act (Ontario) and except as may be otherwise specially provided in the provisions attaching to any series of the preferred shares, the holders of the preferred shares shall not be entitled to receive any notice of or attend any meeting of our members and shall not be entitled to vote at any such meeting.

Other than as described below, we currently anticipate that there will be no pre-emptive, subscription, redemption or conversion rights attaching to any series of preferred shares issued from time to time.

Our Series 1 Convertible Preferred Shares

Dividends

Dividends are not to be declared on the Common Shares unless, at the same time, we declare and pay dividends on the Series 1 Convertible Preferred Shares in the same amounts to which a holder of such number of Common Shares would have been entitled if the Series 1 Convertible Preferred Shares had been converted into Common Shares immediately prior to the declaration and payment of such dividend.

Voting

The holders of the Series 1 Convertible Preferred Shares shall be entitled to receive notice of, and to attend at all our general meetings, but shall not be entitled to vote at such meetings. The holders of the Series 1 Convertible Preferred Shares are entitled to vote at all meetings of the holders of the Series 1 Convertible Preferred Shares and shall have one (1) vote for each Series 1 Convertible Preferred Share held.

Conversion

The Series 1 Convertible Preferred Shares are convertible at any time after the expiry of six (6) months from the date of their issuance upon the holder serving us with ten (10) days’ written notice. The number of Common Shares to be issued on the conversion of any of the Series 1 Convertible Preferred Shares shall be equal to the result obtained by dividing the aggregate Conversion Value (being $1 per Series 1 Convertible Preferred Share) of the Series 1 Convertible Preferred Shares to be converted by the greater of: i) $9.00; ii) the average closing price of the Common Shares on the Canadian stock exchange on which our shares principally trade over the two-week period preceding the date of receipt of the conversion notice; and iii) the average closing price of our shares on the Over-the-Counter Market over the two-week period preceding the date of receipt of the conversion notice. No fractional shares shall be issued on the conversion of Series 1 Convertible Preferred Shares and any such fractions resulting from the conversion shall be cancelled.

Upon conversion of any Series 1 Convertible Preferred Shares, we will make no payment or adjustment on account of any accumulated or unpaid dividends on the certificates which are surrendered for conversion or on, account of any dividends on the Common Shares issuable upon such conversion. The preferred shares contain customary anti-dilution adjustments.

Liquidation

In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of assets among our shareholders for the purpose of winding up our affairs, the holders of the Series 1 Convertible Preferred Shares shall be entitled, if such liquidation, dissolution or winding up, or other distribution of assets shall occur, to receive the remaining property upon liquidation, dissolution, winding up or other distribution on the same basis as the holders of the Common Shares as if such Series 1 Convertible Preferred Shares had been converted into Common Shares immediately prior to such liquidation, dissolution, winding up or other distribution.